EXHIBIT 10.2

CREDIT

AGREEMENT

Dated as of

April 14, 2004

Between

ARENA RESOURCES, INC.,

a Nevada corporation

"Borrower"

and

MIDFIRST BANK

"Bank"

#

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated effective as of April 14, 2004, is made and entered into between ARENA RESOURCES, INC., a Nevada corporation (the "Borrower"), and MIDFIRST BANK (the "Bank").

WITNESSETH:

WHEREAS, the Borrower has requested the Bank to establish a (A) revolving line of credit in favor of the Borrower in the maximum principal amount not in excess of the least of (i) FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), (ii) the Line Commitment (as herein defined), or (iii) the Collateral Borrowing Base (as herein defined, established and redetermined from time to time), to be evidenced by the Borrower's promissory note payable to the order of the Bank and dated as of even date herewith (the "Line Note") for the purposes of financing (x) the Borrower's acquisition of Proved Developed Producing Reserves (as hereinafter defined) from time to time on acquisitions approved for financing by the Bank, including without limitation, the East Hobbs Acquisition and (y) the issuance of certain standby letters of credit in the operation of the Borrower's oil and gas business, and (B) a short term bridge loan in favor of the Borrower in the maximum principal amount not in excess of $2,000,000.00 (the "Bridge Commitment") for the sole purpose of enabling the Borrower to close the East Hobbs Acquisition and to be evidenced by the Borrower's promissory note payable to the order of the Bank and dated as of even date herewith (the "Bridge Note") (the "Line Commitment and the Bridge Commitment, collectively, the "Commitments"); and

WHEREAS, the Bank is willing to establish the Commitments in favor of the Borrower upon the terms and conditions herein set forth and upon the Borrower's granting in favor of the Bank a continuing and continuous first and prior mortgage lien, pledge of and security interest in certain oil and gas leasehold, mineral and mining interests, all as more particularly described and defined in the Mortgage (as hereinafter defined), as collateral and security for all indebtedness incurred pursuant to the Commitments;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree, as follows:

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:

"Adjusted Gross Proceeds" shall mean (i) all proceeds received by the Borrower during the applicable period, whether directly or indirectly, from purchasers of Hydrocarbons produced from the Mortgaged Property, plus (ii) all amounts which the Borrower was entitled to receive during such period but which were offset by the purchaser of production or an intermediary against obligations (other than ordinary operating expenses) owing by the Borrower; less the amount of all gathering, severance and windfall profits taxes required to be paid by the Borrower with respect to said proceeds and all royalty and overriding royalty payments to third parties and all ordinary and necessary operating expenses paid by the Borrower with respect to the Mortgaged Property.

"Advances" shall mean any and all Line Advances and Bridge Advances.

"Applicable Rate" shall mean the LIBOR-Rate plus the Margin unless the Base Rate is deemed applicable in accordance with the provisions of Section 2.6 hereof.  Any changes in the Applicable Rate shall be effective as of the date of the change.

"Authorized Signatory(ies)" shall mean Stanley McCabe and/or any other person(s) authorized in writing thereby or pursuant to corporate resolutions duly adopted by the Borrower's board of directors to request Advances hereunder or direct voluntary prepayment(s) of the Notes as permitted hereby.

"Base Rate" shall mean the variable annual rate of interest announced from time to time by JPMorgan Chase Bank, N. A., New York, New York, or such other financial institution that is the primary banking subsidiary of JPMorgan Chase & Company ("Chase"), from time to time as its prime or base rate, which rate shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate) as its prime or base lending rate of interest.  Should Chase cease to announce a prime or base rate or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate identity, then the Base Rate shall be the Prime Rate published by The Wall Street Journal (Southwest Edition) in its "Money Rates" column or a similar rate if such rate ceases to be published.

"Bridge Commitment" shall mean the agreement of the Bank to make the Bridge Loan under Section 2.1.2 of this Agreement in the maximum principal amount of $2,000,000.00 for the sole purpose of financing the Borrower's East Hobbs Acquisition.

"Bridge Loan" shall have the meaning ascribed to it in Section 2.1.2 of this Agreement.

"Bridge Note" shall mean the promissory note from the Borrower payable to the order of the Bank and evidencing the Bridge Loan as more particularly described in Section 2.2.2 of this Agreement.

"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

"Capital Lease" shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

"Closing Date" shall mean the date the Loan Documents are executed and delivered to the Bank.

"Collateral" shall have the meaning assigned to that term in Article IV of this Agreement.

"Current Assets" shall mean the value of the Borrower's current assets determined in accordance with GAAP plus, as of any date, the current unused availability on the Commitments.

"Current Liabilities" shall mean the amount of the Borrower's current liabilities as determined in accordance with GAAP, excluding therefrom current maturities due on the Loans.

"Current Ratio" shall mean the ratio of Current Assets to Current Liabilities.

"Default Rate" shall mean the Applicable Rate plus five percentage points (5%) per annum.

"Dollar," "Dollars," and the symbol "$" shall mean lawful money of the United States of America.

"East Hobbs Acquisition" shall mean the acquisition by the Borrower of the Proved Developed Producing Reserve oil and gas wells and twelve (12) leasehold properties situated in the East Hobbs San Andres unit of Lea County, New Mexico, from CrownQuest Operating, LLC (the "Seller"), as more particularly described in that certain term sheet delivered by the Borrower to the Bank.

"EBIT" shall mean, for any period, Net Income for such period plus, to the extent deducted in determining such Net Income, Interest Expense and income tax expense for such period.

"Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

"Event of Default" shall mean any of the events specified in Section 8.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period.  Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

"Guaranties" shall mean the guaranty instruments executed and delivered to the Bank by the Guarantors.  "Guaranty" shall mean any one of the Guaranties.

"Guarantors" shall mean each of Stanley M. McCabe, Lloyd T. Rochford, and the trustees of the Lloyd Rochford Living Trust (the "Rochford Trust"), on a joint and several liability basis.

"hereby," "herein," "hereof," "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

"HMTA"  shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

"HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

"Hydrocarbons" shall have the meaning assigned to that term in the Mortgage.

"Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Notes and all lawful interest, letters of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of any amendment or modification of the Loan Documents, including attorneys fees; (ii) all reasonable costs and expenses, including attorneys' fees, paid or incurred by the Bank in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness and in protecting and preserving the Bank's interest in the Indebtedness or any collateral or security for any Indebtedness in any bankruptcy or reorganization proceeding, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iii) sums expended by the Bank in curing any Event of Default or Default of the Borrower under the terms of this Agreement, the other Loan Documents or any other security agreement or other writing evidencing or securing the payment of the Notes together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iv) all "Indebtedness" or "Secured Indebtedness" as said terms are defined in each of the Loan Documents.

"Initial Engineering Report" shall mean the engineering report evaluating the Borrower's proven producing oil and gas reserves prepared by Lee Keeling and Associates dated January 1, 2004.

"Interest Coverage Ratio" shall mean the ratio of (a) EBIT for such period to (b) Interest Expense for such period.

 "Interest Expense" shall mean for any period the consolidated interest expense of the Borrower for such period (including all imputed interest on Capital Leases).

"ISDA Agreement" shall means the International Swap Dealers Association agreement, as amended, modified, replaced or supplemented from time to time, together with exhibits, schedules, addenda and annexes attached thereto from time to time.

"Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

"LIBOR-Rate" shall mean the rate of interest quoted for the "London Interbank Offered Rates (LIBOR)" category of the "Money Rates" column in The Wall Street Journal (Southwest Edition) on the date of the Borrower's Request (or, if The Wall Street Journal is not published on such day, the next previous publication date thereof) as the average of quotations at major money center banks for the applicable LIBOR-Rate Funding Periods available hereunder three (3) London Business Days prior to the first day of such applicable LIBOR-Rate Funding Period.  The LIBOR-Rate established on the date of the Request for a LIBOR-Rate Funding Period shall be the interest rate basis used for each day in the applicable LIBOR-Rate Funding Period as so determined or adjusted, which determination or adjustment shall be conclusive if made in good faith.  If The Wall Street Journal shall cease to publish such LIBOR-Rate quotations, the Bank shall determine such rate as the average of such LIBOR-Rate quotations of three (3) major New York money center banks of whom the Bank shall inquire.

"LIBOR-Rate Funding Period" shall mean the applicable funding period quotation for the LIBOR-Rate as described in Section 2.5(a) of this Agreement.

"LIBOR-Rate Option" shall have the meaning ascribed to that term in Section 2.4(a) of this Agreement.

"Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

"Lien Notice" shall mean notice received or obtained by the Bank or knowledge obtained by the Bank of any Lien being claimed (whether valid or not) by any Person, other than the Bank or a trustee on behalf of the Bank, with respect to the Mortgaged Property.

"Line Advance" shall have the meaning ascribed to such term in Section 2.1.1 of this Agreement.

"Line Commitment" shall mean the agreement of the Bank to make the (A) Line Loan under Section 2.1.1 of this Agreement in such maximum outstanding principal amount as may be established by the Bank in writing from time to time (initially limited to a maximum Line Commitment amount and a Collateral Borrowing Base amount of $10,400,000 each notwithstanding the stated face amount of the Line Note), for the limited purposes of financing (i) the Borrower's acquisition of Proved Developed Producing Reserves and (ii) the issuance of standby letters of credit in the operation of the Borrower's oil and gas business.

"Line Loan" shall have the meaning ascribed to it in Section 2.1.1 of this Agreement.

"Line Note" shall mean the promissory note from the Borrower payable to the order of the Bank and evidencing the Line Loan as more particularly described in Section 2.2.2 of this Agreement.

"Loan Documents" shall mean this Agreement, the Notes, the Security Instruments, the Guaranties and all other documents, instruments, title reports, title opinions and certificates executed and delivered to the Bank by the Borrower pursuant to the terms of this Agreement.

"Loans" shall mean the Bridge Loan and the Line Loan, collectively.

"London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London, England interbank market that is also a Business Day.

"Margin" shall mean two hundred twenty five basis points (2.25%).

"Month", with respect to a LIBOR-Rate Funding Period, shall mean the interval between the Fixed Dates in consecutive calendar months as to such LIBOR-Rate Funding Period.  The "Fixed Date" shall mean the first day of such LIBOR-Rate Funding Period and in a succeeding calendar month as to such LIBOR-Rate Funding Period shall mean the day in such calendar month numerically corresponding to such first day except (a) if there is no such numerically corresponding day in a succeeding calendar month the "Fixed Date" for such calendar month shall mean the last London Business Day of such calendar month, (b) if such first day is the last day of a calendar month the "Fixed Date" for any succeeding calendar month shall mean the last London Business Day of such calendar month and (c) otherwise, if a numerically corresponding day in a succeeding calendar month is not a London Business Day, the "Fixed Date" for such calendar month shall mean the next following day that is a London Business Day.

"Mortgage" shall have the meaning assigned to that term in Section 4.1 of this Agreement.

"Mortgaged Property" shall have the meaning assigned to that term in the Mortgage.

"Net Income" shall mean, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period, excluding (i) any extraordinary gains or any extraordinary non-cash losses, (ii) any gains or non-cash losses from the disposition of assets, and (iii) other non-cash losses; provided that in any of the foregoing cases, any non-cash losses shall not be excluded to the extent that any such non-cash losses will require a cash payment in a future period.

"Notes" shall mean the Line Note and the Bridge Note, together with any and all extensions, renewals, modifications, replacements, consolidations, exchanges, substitutions and restatements of either thereof.  "Note" shall mean either of the Line Note or the Bridge Note.

"OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

"Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance," "hazardous waste," "hazardous RCRA/HSWA material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA or HMTA, such broader meaning shall apply.

"Prohibited Hedge Transactions" shall mean the obligations by the Borrower entering into (i) both physical and financial hedging transactions effective at concurrent or overlapping periods of time on the same volumes of production or (ii) hedging transactions for more than seventy percent (75%) of the Borrower's aggregate monthly production.

"Proved Developed Producing Reserves" shall mean Proved Developed Reserves to be produced from completion intervals open to production in existing wells.

"Proved Developed Reserves" shall mean Proved Reserves to be recoverable through existing equipment and with existing facilities.

"Proved Reserves" shall mean the quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions, representing strictly technical judgments and not knowingly influenced by attitudes of conservatism or optimism.

"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

"Request" shall have the meaning ascribed to that term in Section 2.3 of this Agreement.

"SARA" shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

"Security Instruments" shall mean the Mortgage and all other financing statements, deeds of trust, assignments, security agreements, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Bank with a security interest, mortgage lien or deed of trust lien in any property as security for the repayment of all or any part of the Indebtedness.

"Tangible Net Worth"  shall mean Net Worth minus all assets that would be classified as intangible assets under GAAP, including (without limitation) good will, patents, franchises, organization costs, research and development costs, covenants not to compete and other deferred charges excluding intangible development costs.  "Net Worth" shall mean, on any date as of which the amount thereof is to be determined, the sum of the following determined in accordance with GAAP; (a) the amount of stated capital plus (b) the amount of surplus and retained earnings (or, in the case of surplus or retained earnings deficit, minus the amount of such deficit).

"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

"Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

"TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

ARTICLE II

LOANS

2.1

Commitments.

2.1.1

Line Commitment.  The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to establish a revolving line of credit (the "Line Loan") in favor of the Borrower pursuant to which the Bank will lend to the Borrower such amounts as the Borrower may from time to time request (such advances to the Borrower on the Line Loan are collectively herein referred to as "Line Advances") until April 13, 2007; provided that no Line Advance shall be made available at any time when the aggregate outstanding principal balance of all unpaid Line Advances made by the Bank to the Borrower hereunder exceeds the least of $15,000,000, the Collateral Borrowing Base (initially stipulated to be $10,400,000) or the then applicable Line Commitment amount (initially stipulated to be $10,400,000.00), or such requested Line Advance would cause the same to exceed the least of $15,000,000, the Line Commitment amount (currently $10,400,000), or the then applicable Collateral Borrowing Base (as determined and adjusted from time to time in accordance with the provisions of Section 3.1 hereof).  Subject to such limitations and conditions, the Borrower may borrow, repay and reborrow under the Line Loan, subject to the terms hereof.  The maximum Line Commitment amount (currently stipulated to be $10,400,000) shall not be increased without the Bank’s express written consent thereto.  Such Line Commitment may be terminated, canceled and extinguished by the Borrower upon written notice to the Bank thereof only if and to the extent no Line Loan is outstanding and unpaid and no unexpired Letters of Credit remain outstanding and in effect.

2.1.2

Bridge Commitment.  The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to establish a non-revolving line of credit (the "Bridge Loan") in favor of the Borrower pursuant to which the Bank will lend to the Borrower such amounts as the Borrower may from time to time request (such advances to the Borrower are collectively herein referred to as "Bridge Advances") until June 30, 2004, only for the purpose of financing the Borrower's East Hobbs Acquisition.  Subject to such limitations and conditions, the Borrower may not reborrow under the Bridge Loan following payment or prepayment thereof.  Such Bridge Commitment may be terminated, canceled and extinguished by the Borrower upon written notice to the Bank thereof only if and to the extent no Bridge Loan is outstanding and unpaid.

2.2

Notes.

2.2.1

Line Note.  The Borrower's obligation to repay all Line Advances made by the Bank under the Line Loan, together with interest accruing thereon shall be evidenced by the Borrower's promissory note of even date herewith payable to the order of the Bank in the original principal amount of $15,000,000.00 (the "Line Note").  A copy of the Line Note is attached hereto as Exhibit A-1.  The Line Note shall accrue interest on unpaid balances of principal, and on any past due interest, at a variable annual rate equal from day to day to the Applicable Rate, due monthly on the last day of each calendar month, commencing April 30, 2004, with the outstanding principal balance thereof and all accrued but unpaid interest on the Line Note due and payable at final maturity on April 13, 2007.  The Bank's Line Commitment on the Line Loan shall automatically extinguish on such final maturity date.  After maturity (whether by acceleration or otherwise) the Line Note shall bear interest at the Default Rate payable on demand.  Notwithstanding the face amount of the Line Note, the maximum outstanding amount available in Line Advances from time to time shall in no event exceed the lesser of the Collateral Borrowing Base (initially stipulated to be $10,400,000) or the current applicable Commitment amount (presently stipulated to be $10,400,000).

2.2.2

Bridge Note.  The Borrower's obligation to repay all Bridge Advances made by the Bank under the Bridge Loan, together with interest accruing thereon shall be evidenced by the Borrower's promissory note of even date herewith payable to the order of the Bank in the original principal amount of $2,000,000.00 (the "Bridge Note").  A copy of the Bridge Note is attached hereto as Exhibit A-2.  The Bridge Note shall accrue interest on unpaid balances of principal, and on any past due interest, at a variable annual rate equal from day to day to the Applicable Rate, due monthly on the last day of each calendar month, commencing April 30, 2004, with the outstanding principal balance thereof and all accrued but unpaid interest on the Bridge Note due and payable at final maturity on June 30, 2004.  The Bank's Bridge Commitment on the Bridge Loan shall automatically extinguish on such final maturity date.  After maturity (whether by acceleration or otherwise) the Bridge Note shall bear interest at the Default Rate payable on demand.

2.3

Revolving Credit Advances, Payments and Voluntary Prepayment.  Each Line Loan and Bridge Loan requested by the Borrower from the Bank (a "Request") shall (i) be requested in writing (facsimile is satisfactory) by the Borrower no later than 12:00 noon (applicable current time in Tulsa, Oklahoma) on the date upon which the advance is to be made, or alternatively, requested telephonically before 12:00 noon (applicable current time in Tulsa, Oklahoma) on the date such advance is to be made (such telephonic request to be promptly confirmed by a written request in accordance herewith), and if by written request, such writing shall be executed by an Authorized Signatory on a form of loan advance request; (ii) be in the amount of $10,000 or an integral multiple thereof (unless the amount then available to borrow is less than $10,000, in which event an advance may be made in the amount available); (iii) be advanced by the Bank on the applicable date, provided the request is timely made in accordance with Section 2.3(i) hereof and all other conditions of funding are met; and (iv) with respect to Line Loans requested by the Borrower, not cause the aggregate outstanding and unpaid principal amount of the Line Note to exceed the Collateral Borrowing Base.  All Advances made by the Bank shall, for mutual convenience, be deposited into the Borrower's account at the Bank, and the Bank shall have no responsibility to monitor the distribution or disbursement of such Advances in any other respect.  In consideration of the Bank's permitting the Borrower to make requests for Advances by telephone, the Borrower states that it is fully aware of the risks attendant thereto, and agrees to accept all such risks and to hold the Bank and its officers, directors, agents and employees harmless from any and all loss which the Borrower may incur by reason of any such non-written loan advance requests, other than such losses as result solely from the Bank’s gross negligence of wanton disregard.

Subject to Section 2.5 hereof, the Borrower may from time to time make prepayments of principal without premium or penalty.  The Borrower may reborrow under the Line Commitment subject to the limitations and conditions for the Line Loan contained herein.  All advances made by the Bank on the Notes and all payments or prepayments of principal and interest thereon made by the Borrower shall be recorded by the Bank in its records, and the aggregate unpaid principal amount so recorded shall be conclusive evidence of the principal amount owing and unpaid on the Line Note and the Bridge Note, respectively.  The failure to so record shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Notes to repay the principal amount of the Loans together with all interest accrued thereon.  If additional lines or blanks shall be needed for the purpose of recording advances or payments on the schedule, one or more additional schedules may be annexed to the Line Note or the Bridge Note, as applicable, and shall become a part thereof.  All payments and prepayments shall be made in lawful money of the United States of America.  Any payments or prepayments on the either Note received by the Bank after 12:00 noon (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day.  All outstanding principal of and accrued interest on the Line Note not previously paid hereunder shall be due and payable at the final maturity date on April 13, 2007, unless such maturity date shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.  All outstanding principal of and accrued interest on the Bridge Note not previously paid hereunder shall be due and payable at the final maturity date on June 30, 2004, unless such maturity date shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.

2.4

Interest Rates.

(a)

Interest Rate.  Subject to the provisions hereof, the Borrower shall select the LIBOR-Rate Option for Advances hereunder. Advances outstanding from time to time on the Notes shall accrue interest at one of the LIBOR-Rate Funding Periods; provided that the minimum Advance to which a LIBOR-Rate Option election is available shall be $500,000.00 or in $100,000.00 increments in excess thereof.  The "LIBOR-Rate Option" is a rate of interest per annum (based on a year of 360 days and actual days elapsed) equal to the LIBOR-Rate plus the Margin.

(b)

Interest Rate After Maturity.  After the principal amount of the Notes shall have become past due (by acceleration or past the stated maturity date except as renewed pursuant to Section 2.5(a) hereof), the Notes shall bear interest for each day until paid (before and after judgment) at the Default Rate.

2.5

LIBOR-Rate Funding Periods.

(a)

At any time when the Borrower shall select or renew the LIBOR-Rate Option, the Borrower shall fix either a thirty (30) day (One Month), sixty (60) day (Two Months), or ninety (90) day (Three Months) period during which such LIBOR-Rate shall apply (a "LIBOR-Rate Funding Period"); provided, that each such LIBOR-Rate Funding Period shall begin on a London Business Day.

(b)

At the end of each applicable LIBOR-Rate Funding Period, the Borrower may either (i) repay all outstanding balances of principal and interest for which the LIBOR-Rate Option has been selected in accordance herewith or (ii) select the same or different LIBOR-Rate Funding Period to apply to not less than $500,000.00 (or in $100,000.00 increments in excess thereof) of the outstanding principal balance of the applicable Note.

(c)

During any applicable LIBOR-Rate Funding Period, unless otherwise provided by the terms and provisions of this Agreement, the Borrower may not prepay (in part or in whole) the outstanding principal balance of the applicable Note evidenced by such LIBOR-Rate Funding Period amount, and the LIBOR-Rate Funding Period shall continue until the end of the applicable LIBOR-Rate Funding Period.  At any one time during the term of the Commitments, not more than three (3) tranches of LIBOR-Rate Funding Periods may be in effect.

2.6

LIBOR-Rate Unascertainable; Impracticability. If

(a)

on any date on which a LIBOR-Rate would otherwise be set, the Bank shall have in good faith determined (which determination shall be conclusive) that:

(i)

adequate and reasonable means do not exist for ascertaining such LIBOR-Rate, or

(ii)

the effective cost to the Bank for funding a LIBOR-Rate Funding Period shall exceed the LIBOR-Rate applicable to such LIBOR-Rate Funding Period, or

(b)

at any time the Bank shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of the LIBOR-Rate has been made unlawful by compliance by the Bank in good faith with any Law or guideline or interpretation or administration thereof by any Tribunal charged with the interpretation or administration thereof or with any request or directive of any such Tribunal (whether or not having the force of law);

then, and in any such event, the Bank shall notify the Borrower of such determination.  Upon the effective date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Bank to allow the Borrower to select, convert to or renew the LIBOR-Rate Option, as the case may be, shall be suspended until the Bank shall have subsequently notified the Borrower of the Bank's determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exists.  At the time the Bank makes a determination under of this Section 2.6(b), such notification by the Bank to the Borrower shall be deemed to provide for conversion of then existing LIBOR-Rate Option amounts to the Base Rate on the effective date specified in such notification.  Commencing on such effective date, the Bank shall utilize the Base Rate.  If the Borrower has previously notified the Bank of the selection of one or more LIBOR-Rate Funding Periods that have not yet gone into effect as of the foregoing notification date, such notification shall be deemed to provide for conversion to the Base Rate instead of the LIBOR-Rate Option.

2.7

Optional Conversion or Renewal.

(a)

LIBOR-Rate Option.  If the LIBOR-Rate Option is in effect, then, with at least two (2) Business Days' notice to the Bank prior to the expiration of any LIBOR-Rate Funding Period, the Borrower may renew the LIBOR-Rate (for the same or to a different LIBOR-Rate Funding Period).  Whenever the Borrower desires to convert or renew any LIBOR-Rate Funding Period, the Borrower shall provide the Bank, at least two (2) Business Days prior to the date of the proposed conversion or renewal, with the following information:

(i)

the date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

(ii)

the then-applicable LIBOR-Rate Funding Period selected; and

(iii)

a fully completed LIBOR Option Rate Sheet, in the form of Exhibit B attached hereto, duly executed by an Authorized Signatory.

Notice having been so provided, after the date specified in such notice (telephonic or where applicable, in writing) interest shall be calculated upon the entire principal amount of the Loan as so converted or renewed.  Interest on the principal amount of the Loan converted or renewed (automatically or otherwise) shall be due and payable in accordance with the provisions of the applicable Note.

(b)

Failure to Renew.  Absent due notice from the Borrower of renewal in the circumstances described in Section 2.7(a) hereof, the LIBOR-Rate Funding Period for which such notice is not received shall be automatically renewed to the LIBOR-Rate Option applicable to the applicable Note on the last day of the applicable expiring LIBOR-Rate Funding Period in accordance with the terms and provisions hereof for the same LIBOR-Rate Funding Period.

2.8

Proceeds of Sale of Mortgaged Property.  In the event any interest of the Borrower in any of the Mortgaged Property is sold, the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Bridge Note, then to the outstanding principal balance of the Line Note, then to accrued interest under the Bridge Note, then to accrued interest under the Line Note; provided, however, no such sale shall occur without the prior written consent of the Bank.

2.9

Letters of Credit.  Upon the Borrower's application from time to time by use of the Bank's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Bank agrees to issue standby letters of credit ("Letters of Credit") on behalf of the Borrower under the Line Commitment; provided that (i) any Letters of Credit issued on behalf of or on the account of the Borrower with an expiry date later than March 31, 2007, will, at the Bank's sole option, be fully secured and collateralized by cash or cash equivalent acceptable to the Bank in its sole discretion and held thereby from and after maturity on March 31, 2007, until expiration or cancellation of such Letter(s) of Credit or payment of all draws thereon on demand of the Bank, (ii) no Letter of Credit will be issued on behalf of or for the account of the Borrower if at the time of issuance the outstanding amount of all unpaid Line Loans (including the aggregate outstanding and unfunded amount of unexpired Letters of Credit then existing) under the Line Commitment as evidenced by the Line Note plus the maximum amount of such Letter of Credit then being requested would exceed the Collateral Borrowing Base, (iii) the amount of all issued and outstanding Letters of Credit on behalf of or for the account of the Borrower shall not exceed, at any time, $1,000,000 in the aggregate, and (iv) each Letter of Credit issued on the Borrower's behalf shall contain language acceptable to the Bank pertaining to automatic cancellation/reduction, as applicable.  If any Letter of Credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be paid by wire transfer and reflected by the Bank as an advance on the Line Note effective as of the date of the Bank's honoring the sight draft and such Letter of Credit shall be canceled immediately upon such wire transfer.  In consideration of the Bank's agreement to issue Letters of Credit hereunder, the Borrower agrees to pay to the Bank letter of credit fees equal to one-half of one percent (0.50%) per annum on the face amount of each Letter of Credit plus normal processing fees (subject to a minimum fee of $250.00 for each Letter of Credit), which such fees shall be due and payable to the Bank at the time of issuance of each applicable Letter of Credit and shall be paid by debit in such amount to the Borrower's deposit account with the Bank, not sooner than three (3) days following the mailing by regular mail of notice of such intended debit.

2.10

Unused Fees.  The Borrower shall pay to the Bank on the Line Loan a non-usage fee in an amount equal to one-eighth of one percent (12.50 basis points) per annum of the amount by which the lesser of (i) the then applicable Collateral Borrowing Base (initially $7,000,000) or (ii) the then applicable and effective Line Commitment amount (currently set at $7,000,000) exceeds the sum of the average daily amount of the outstanding principal balance of the Line Note from the Closing Date (including the aggregate unfunded amount of all outstanding Letters of Credit issued hereunder).  Such non-usage fee shall be due quarterly in arrears as the same accrues payable promptly upon receipt by the Borrower of notice from the Bank of the amount thereof.

2.11

Use of Advances.  Each Line Advance requested by the Borrower from the Bank shall be used by the Borrower solely for the limited purpose of financing (i) the Borrower's acquisition of Proved Developed Producing Reserves and/or (ii) the issuance of standby letters of credit in the operation of the Borrower's oil and gas business.  The Bridge Advance requested by the Borrower from the Bank shall be used by the Borrower solely for the limited purpose of financing the East Hobbs Acquisition and may not be reborrowed after payment or prepayment thereof.

2.12

Bridge Note Mandatory Prepayment.  Within twenty (20) days of the Borrower's successful closing and funding of its equity public offering  (Form SB-2 registration statement as filed with the Securities and Exchange Commission on March 18, 2004), the Borrower shall prepay in its entirety the outstanding principal balance of the Bridge Note.

ARTICLE III

COLLATERAL BORROWING BASE

3.1

Semiannual Engineering Reports.

(a)

The Borrower shall deliver to the Bank at the Borrower's cost by each February 28 and August 31, commencing August 31, 2004, an oil and gas reserve/reserve economics report in form, substance and scope acceptable to the Bank (each an "Engineering Report") as is necessary or appropriate for the Bank's engineers or any other independent petroleum engineer acceptable to the Bank to compile and prepare by each March 31 and September 30 (commencing September 30, 2004) an engineering report in form and substance satisfactory to the Bank, evaluating the proven producing oil and gas reserves attributable to the Borrower's aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto.  Each Engineering Report delivered by the Borrower to the Bank by February 28 of each year shall be prepared by an independent petroleum engineer selected by the Borrower and acceptable to the Bank and in form, scope and substance acceptable to the Bank, the cost of which shall be borne solely by the Borrower.  Each Engineering Report delivered by the Borrower to the Bank by August 31 of each year may, at the Borrower's election, be prepared internally from data furnished by the Borrower.  Each Engineering Report furnished to the Bank by or on behalf of the Borrower shall be accompanied by such other information as shall be requested by the Bank in order for it to make its independent determination of the Collateral Borrowing Base, and by a certificate of the Borrower certifying that the Borrower has good and indefeasible title to the Mortgaged Property valued and that payments are being received from purchasers of production with respect to said interests except for payments suspended for valid reasons.  At any time after thirty (30) days of the receipt of such Engineering Report and in no event later than each March 31 and September 30 (commencing September 30, 2004,) (each being a "Redetermination Date") and such other time or times as the Bank, at the Borrower's written request, may agree in writing, in its sole option and discretion, the Bank shall (i) make a determination of the present worth pursuant to the Bank's independent engineering analysis, using such pricing and discount factors (calculated on the basis of PW10 [present worth, discounted ten percent per annum]) as it deems appropriate pursuant to the Bank's then applicable energy lending policies, procedures and pricing parameters, of the future net revenue estimated by the Bank to be received by the Borrower from production from the Mortgaged Property so evaluated in accordance with the Bank's then applicable lending criteria; and (ii) establish and report such evaluation by the Bank of such evaluated oil and gas properties after the most recent Redetermination Date to the then current date as the "Collateral Borrowing Base."  The good faith determinations of Bank in such respects shall be conclusive.  From the Closing Date until the September 30, 2004, Redetermination Date, the Collateral Borrowing Base, shall be limited to $10,400,000.00, unless otherwise agreed to in writing by the Bank in accordance with the redetermination provisions hereof.  "PW10", as used herein, shall mean the discounted present worth factor of ten percent (10%) per annum utilized in determining the present worth value of the Mortgaged Property pursuant to this Section 3.1(a).

(b)

The term "Mortgaged Property" shall refer only to such properties covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by the Borrower to the Bank in form satisfactory to counsel for the Bank) and which properties are, at the time:

(i)

particularly and adequately described under the Mortgage or other supplemental mortgage or deed of trust;

(ii)

completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Bank in connection with such evaluation and the Bank has determined that such properties are capable of producing oil or gas in commercial quantities; and

(iii)

approved as to title to the satisfaction of the Bank.

(c)

The Borrower agrees that the Bank shall be entitled at all times to have the "Mortgaged Property," as encumbered by the Mortgage or supplemental mortgages, or deeds of trust constitute an aggregate value equal to a percentage (determined from time to time by the Bank in its discretion and initially set at eighty percent (80%)) of the aggregate value of the Borrower's Proved Developed Producing Reserves.  For the purpose of determining the Collateral Borrowing Base and compliance herewith, the term "Proved Developed Producing Reserves" (as defined in Article I hereof), in addition to properties that qualify as "Mortgaged Property" pursuant to the criteria hereof and of subsection 3.1(b) above, shall refer only to such other oil and gas mining, mineral and/or leasehold working interests of the Borrower, if any, that satisfy the criteria of clause (iii) of subsection 3.1(b) above in all respects.

(d)

The initial Collateral Borrowing Base ($10,400,000.00) shall remain in effect until otherwise changed by written agreement between the Borrower and the Bank or as adjusted by the Bank pursuant to the redetermination procedures established herein.

(f)

The Borrower agrees that the Bank may, in its sole discretion and in connection with any Collateral Borrower Base redetermination, modify, amend, add or delete any financial covenant(s) effective as of such Redetermination Date.

3.2

Additional Engineering Reports.  In connection with any Line Advance requested by the Borrower from the Bank used or to be used for the acquisition of substantial Proved Developed Producing Reserves, the Bank, in its sole discretion, may require the Borrower to deliver to the Bank, at the Borrower's expense, an Engineering Report prepared by an independent petroleum engineer selected by the Borrower and acceptable to the Bank, which such Engineering Report shall be in form, scope and substance acceptable to the Bank with the cost thereof being borne solely by the Borrower.

3.3

Collateral Deficiency.  Should the aggregate amount of all Line Advances made and unfunded Letters of Credit issued under the Line Commitment at any time prior to maturity of the Line Note be greater than the Collateral Borrowing Base in effect at such time, the Bank may notify the Borrower in writing of the deficiency and, at the Bank's election, require the Borrower to:

(a)

Make a prepayment upon the Line Note in an amount sufficient to reduce the aggregate amount of all Line Advances made under the Line Commitment to an amount equal to or less than the amount of the Collateral Borrowing Base; or

(b)

Make mandatory equal monthly principal prepayments on the Line Note due on the next six (6) successive monthly interest installment due dates on the Line Note equal in an aggregate amount that will reduce the outstanding principal balance of the Line Note to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 3.1(a) hereof; or

(c)

Execute and deliver to the Bank one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering other properties or assets in form and substance satisfactory to the Bank and its counsel as additional security for the Line Note (and all other Indebtedness) to the extent such properties are acceptable to the Bank and of such value, as determined by the Bank, that the aggregate amount of all Line Advances made under the Line Note will not exceed the Collateral Borrowing Base in conformance with the Bank's then applicable energy lending and engineering/evaluation policies and procedures.

If the Bank shall have elected to require a prepayment on the Line Note under Section 3.3(a) hereof, such prepayment shall be due within fifteen (15) days after the Bank shall have notified the Borrower of such election, and the prepayment shall be applied at the Bank's option, to the principal payments of the Line Note in inverse order of maturity.  If the Bank shall elect to require execution and delivery one or more supplemental oil and gas mortgages and deeds of trust to the Bank under Section 3.3(c) hereof, the Borrower shall provide the Bank with descriptions of the additional properties to be mortgaged (together with any title opinions, current valuations and engineering reports applicable thereto which may be requested by the Bank) at the time of the Borrower's notice of such election and shall execute, acknowledge and deliver to the Bank the appropriate supplemental mortgages and deeds of trust within ten (10) days after such collateral documents shall be tendered to the Borrower by the Bank for execution thereby, all in compliance with the provisions of clauses (i), (ii) and (iii) of subsection 3.1(b) above.

ARTICLE IV

SECURITY

4.1

Collateral.  The repayment of the Indebtedness shall be secured by a first and prior mortgage lien and security interest in and to the Mortgaged Property, pursuant to the terms of that certain Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) dated as of even date herewith (the "Mortgage"), together with all proceeds and products of the items or types of collateral described in this Article IV including without limitation, general intangibles, payment intangibles, supporting obligations, insurance proceeds and all cash, money, certificates of deposit, deposits and deposit or demand accounts of the Borrower at any time in the possession or control of the Bank (the collateral described herein and in the Security Instruments being referred to as the "Collateral").

4.2

Additional Properties.  In order to satisfy the Bank's minimum percentage of Proved Developed Producing Reserves policy described in subsection 3.1(c) above (initially 80%), the Bank has the right, in its sole discretion, to elect to encumber such minimum percentage of the Borrower's oil and gas reserves as Collateral for the Indebtedness pursuant to such supplemental or additional mortgages, deeds of trusts or security agreements covering such additional properties in form and substance satisfactory to the Bank and its counsel and in full compliance with the criteria of clauses (i), (ii) and (iii) of subsection 3.1(b) above as additional security for the Line Note and the Indebtedness.  In any event, Bank shall have the right to a first mortgage lien position on any and all producing oil and/or gas well(s) or properties of whatever type of the Borrower that have been evaluated for purposes of determining the Collateral Borrowing Base, even though such well(s) or properties do not constitute Collateral or Proved Developed Producing Reserves as of the date of this Agreement.  Such first mortgage lien in favor of the Bank against any such future producing well shall comply with the provisions of Section 3.1(b) hereof.  All of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS

5.1

Conditions Precedent.  The obligation of the Bank to make the Loans is subject to the satisfaction of all of the following conditions (in addition to the other terms and conditions set forth herein):

(a)

No Default.  There shall exist no Event of Default or Default on the Closing Date.

(b)

Representations and Warranties.  The representations, warranties and covenants set forth in Article VII shall be true and correct on and as of the Closing Date and the Closing Date, respectively, with the same effect as though made on and as of the Closing Date and the Closing Date, respectively.

(c)

Certificates.  The Borrower shall have delivered to the Bank a Certificate, dated as of the Closing Date, and signed by the Secretary or Treasurer and Chief Financial Officer of the Borrower certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 5.1, (ii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of the officers of the Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Bank shall determine to be advisable. The trustees of the Rochford Trust shall have delivered to the Bank such trust closing certificate as deemed necessary or appropriate by the Bank in connection with its issuance of its instrument of Guaranty. The Bank may conclusively rely on such Certificates until it receives notice in writing to the contrary.

(d)

Proceedings.  On or before the Closing Date, all corporate proceedings of the Borrower shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Bank and its counsel.  The Bank shall have received certified copies, in form and substance satisfactory to the Bank and its counsel, of the Articles of Incorporation and Bylaws of the Borrower, and a certificate of the Borrower authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.

(e)

Loan Documents/Security Instruments.  The Borrower shall have delivered to the Bank this Agreement and the Mortgage, each appropriately executed by the appropriate parties and, where applicable, acknowledged to the satisfaction of the Bank and dated as of the Closing Date, together with such financing statements, transfer orders, letters in lieu and other documents as shall be necessary and appropriate to perfect the Bank's mortgage liens and security interests in the Collateral covered by said Security Instruments.  The Borrower shall have caused the holders of debt evidenced by the Subordinate Notes and the liens securing such debt, if any, required by Section 6.25 hereof to be subordinated to the Indebtedness and the Security Instruments to have delivered to the Bank such subordination agreements and other instruments deemed necessary or appropriate by the Bank to effect such debt and lien subordination acceptable to the Bank as required by Section 6.25 hereof.

(f)

Notes.  The Borrower shall have delivered each of the Notes to the order of Bank, appropriately executed.

(g)

Guaranties.  Each of the Guarantors shall have delivered to the Bank his absolute and unconditional guarantee of payment of the Bridge Loan as evidenced by the Bridge Note in form, scope and substance acceptable to the Bank.

(h)

East Hobbs Acquisition. The Borrower shall have delivered to the Bank such documentation as available thereto in connection with the East Hobbs Acquisition from the Seller.  Upon execution of the Purchase and Sale Agreement pertaining thereto with the Seller, the Borrower shall promptly deliver to the Bank a full and complete copy thereof, including all schedules, exhibits and addenda thereto, together with all ancillary or corollary documents executed or delivered in connection therewith. Upon consummation of the closing of such East Hobbs Acquisition, the Borrower shall promptly execute and deliver to the Bank (and the trustee therefore, as applicable) such supplemental and amending mortgage instruments, financing statements or amendments to existing financing statements, letters in lieu, authorization letters and other loan documents, certificates, title or property reports, title opinions and title updates as deemed necessary or appropriate by the Bank and its legal counsel.

(i)

Due Diligence/Post Closing Title.  The Borrower shall have provided the Bank with due diligence information and data concerning Borrower's title to the Mortgaged Property, including (without limitation) current landman's title reports issued and rendered to the Bank from a reputable landman acceptable to the Bank, reasonably current title opinions (unitization data, division orders, division order title opinions, supplemental or updated title reports or title opinions or otherwise) and evidence payment history on wells from the purchasers of production from the Mortgaged Property in form, scope, coverage and substance as reasonably deemed necessary or appropriate by the Bank, and such other prudent title searches, data and information, including without limitation, UCC searches, tax, judgment lien and other property searches or assurances as reasonably deemed appropriate by the Bank and otherwise in compliance with customary and prudent industry standards and practices.  The Bank may elect, in its discretion, to permit Borrower to satisfy all or designated portions of the due diligence and title requirements of this clause (i) on a post closing basis (in which event the Bank's funding obligations shall be limited to $1,400,000 until full satisfaction of this clause (i) and provided that the failure of Borrower to satisfy such due diligence and title requirements in a manner acceptable to the Bank in its sole discretion within 30 days after the Closing Date shall constitute, without further notice from the Bank to the Borrower, an Event of Default pursuant to which the indebtedness evidenced by the Note shall be accelerated and automatically due and payable to the Bank and otherwise authorizing the Bank to exercise any and all rights and remedies available thereto under the Loan Documents (including without limitation, the Security Instruments) and at law or equity.

(j)

Other Information.  The Bank shall have received such other information, certificates, ratifications, consents, resolutions, documents and assurances as shall be reasonably requested by the Bank.

ARTICLE VI

COVENANTS

The Borrower covenants and agrees with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Bank shall otherwise consent in writing:

6.1

Payment of Taxes and Claims.  The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

6.2

Maintenance of Existence.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing as a Nevada corporation and will continue to conduct and operate the Borrower's business substantially as being conducted and operated presently.  The Borrower will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Borrower may require such qualification.

6.3

Preservation of Property.  The Borrower will at all times maintain, preserve and protect (or use its best efforts to cause the operator to maintain, preserve and protect properties not operated by the Borrower) all of the Borrower's properties which are used or useful in the conduct of the Borrower's business whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

6.4

Casualty Insurance.  The Borrower will keep or cause to be kept (whether the Borrower or, if applicable, the operator of such properties), adequately insured by financially sound and reputable insurers, the Borrower's property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral.  Upon demand by the Bank any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Bank, and to provide for any other matters which the Bank may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.  The Borrower shall at all times maintain or, where applicable, cause the operators of such properties to maintain adequate insurance, by financially sound and reputable insurers, including without limitation, the following coverages: (i) insurance against damage to persons and property, including comprehensive general liability, worker's compensation and automobile liability, and (ii) insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property.

6.5

Compliance with Applicable Laws.  The Borrower will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the Borrower's properties or to the conduct of the Borrower's business.

6.6

Environmental Covenants.  Upon its receipt, the Borrower will immediately notify the Bank of and provide the Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of the Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect the Borrower or any part of the Collateral, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal.  The Borrower further agrees promptly to use its best efforts to require the operator to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral.  At all times while owning and operating the Collateral, the Borrower will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

6.7

Environmental Indemnities.  The Borrower hereby agrees to indemnify, defend and hold harmless the Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to:  (a) the breach of any representation or warranty of the Borrower contained in Section 7.6 set forth herein; (b) the failure of the Borrower to perform any of its covenants contained in Section 6.5 or 6.6 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by the Bank following the Bank's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Bank's activities during any period of time the Bank acquires ownership of the Collateral.

The indemnities contained in this Section 6.7 apply, without limitation, to any violation on or before the Release Date of any Environmental Laws and any liability or obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date (including, without limitation:  (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence).  The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the State of Oklahoma shall apply.

The provisions of this Section 6.7 shall be in addition to any other obligations and liabilities the Borrower may have to the Bank at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

The Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which the Bank may desire indemnity or defense hereunder, the Bank shall give written notification thereof to the Borrower.

Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.7 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Bank as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity.  The Bank shall act as the exclusive agent for all indemnified Persons under this Section 6.7.  With respect to any claims or demands made by such indemnified Persons, the Bank shall notify the Borrower within thirty (30) days after the Bank's receipt of a writing advising the Bank of such claim or demand.  Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand.  Failure by the Bank to so notify the Borrower within said thirty (30) day period shall reduce the amount of the Borrower's obligations and liabilities under this Section 6.7 by an amount equal to any damages or losses suffered by the Borrower resulting from any prejudice caused the Borrower by such delay in notification from the Bank.  Upon receipt of such notice, the Borrower shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of its own selection (but reasonably satisfactory to the Bank) and solely at the Borrower's own cost, risk and expense; provided, that the Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement.  The settlement of any claim or demand hereunder by the Borrower may be made only upon the prior approval of the Bank of the terms of the settlement, which approval shall not be unreasonably withheld.

6.8

Financial Statements and Reports.

(a)

Quarterly Operating Statements.  The Borrower shall maintain a standard system of accounting and shall furnish to the Bank as soon as practicable after the end of each calendar quarter, commencing with the quarter ending March 31, 2004, and in any event within sixty (60) days after the end of each said calendar quarter, operating statements for the Borrower certified, on the Borrower's behalf, by the chief financial officer of the Borrower to have been prepared on a GAAP basis consistently applied and to fairly present the financial condition of the Borrower for such quarter period, and shall include at least a balance sheet as of the end of such fiscal quarter period, and a statement of income and a statement of cash flows for such fiscal quarter period, all in reasonable detail, setting forth, in each case, the comparative figures for the corresponding date or period from the operating statements for the immediately preceding fiscal quarter.

(b)

Annual Financial Statements.  As soon as practicable after the end of each fiscal year and in any event within one hundred twenty (120) days thereafter, the Borrower shall furnish to Bank the following financial statements:

(i)

a balance sheet of the Borrower at the end of such fiscal year,

(ii)

a statement of income of the Borrower for such fiscal year, and

(iii)

a statement of cash flows of the Borrower for such fiscal year,

setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor's letter from a firm of independent, certified public accountants acceptable to the Bank.  Upon receipt thereof, the Borrower shall also deliver to the Bank a copy of each audit report submitted to the Borrower by independent accountants in connection with any annual, special or other review or report made by them.

(c)

Annual Engineering Report.  In connection with each of the Collateral Borrowing Base semi-annual valuation and redeterminations made as of each March 31 (commencing March 31, 2005), the Borrower shall have furnished to the Bank a comprehensive engineering report of the Mortgaged Property encumbered by the Mortgage, prepared by a bona fide and reputable outside engineering firm reasonably acceptable to the Bank, which such report shall be effective as of a date no earlier than January 1 of such applicable calendar year in which it is to be submitted to the Bank.  Such report shall be furnished in full to the Bank no later than February 28 of such applicable calendar year, commencing with February 28, 2005.

(d)

No Material Misstatments/Financial Statement Reporting References to Credit Agreement.  None of the information contained in any reports, financial statements (audited or otherwise), exhibits or schedules, taken as a whole, furnished by or on behalf of the Borrower will contain any material misstatement of fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were, are or will be made, not materially misleading. Without limiting the foregoing, each financial statement and other reports (public or otherwise) referring to revolving line of credit facility established by this Credit Agreement shall accurately reflect that the Borrower's right to borrower under the Line Commitment is limited to an outstanding and unpaid principal amount not in excess of the maximum Line Commitment then available unless the Bank otherwise consents in writing to increase such Line Commitment.  The current Line Commitment amount and current stipulated Collateral Borrowing Base amount is $10,400,000.00, subject to the Collateral Borrowing Base redetermination provisions of Article III hereof.

6.9

Notice of Default.  Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, deed of trust, financing or security agreement, the Borrower will give the Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

6.10

Notice of Litigation.  Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $100,000, the Borrower will give the Bank a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

6.11

Notice of Claimed Default.  Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of the Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, the Borrower will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

6.12

Requested Information.  With reasonable promptness, the Borrower will give the Bank such other data and information as from time to time may be reasonably requested by the Bank.

6.13

Inspection.  The Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, business and operations and will permit employees and representatives of the Bank, upon reasonable notice, to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours.  All such records shall be at all times kept and maintained at the principal offices of the Borrower in Tulsa, Oklahoma.  Upon any Default or Event of Default of the Borrower, it will surrender all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank.

6.14

Limitation on Liens.  The Borrower will not create or suffer to exist any Lien upon any of its property or assets except (i) Liens in favor of the Bank securing the Indebtedness; (ii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms, conditions and limitations of this Agreement and any of the Security Instruments.

6.15

Disposition/Negative Pledge re Encumbrance of Collateral and Other Assets.  The Borrower will not sell, mortgage, pledge or otherwise encumber any minerals, mineral interests or leaseholds subject to or covered by the Initial Engineering Report or any subsequent engineering report (whether in connection with the semi-annual borrowing base redeterminations pursuant to Section 3.1 or otherwise) without first obtaining the Bank's written consent thereto.  The Borrower will provide the Bank with written notice of the sale, lease, transfer or other disposition of or mortgage, pledge, granting of a security interest in or encumbrance against any of the Borrower's tangible personal property or assets, subject, however, to the Borrower's right to sell up to $100,000 worth in the aggregate of its tangible personal properties or assets not constituting mineral, mineral interests or leaseholds subject to or covered by the Initial Engineering Report in the ordinary course of business during any calendar year without prior notice to the Bank.  In no event shall the Borrower cause or permit the voluntary or involuntary pledge, mortgage or other encumbrance, attachment or levy of or against any of the properties or assets of whatsoever nature or type to any Person (financial institution or otherwise) without first obtaining the Bank's express written consent thereto.   The Borrower shall have caused the Guarantors to covenant in favor of the Bank that none thereof will sell, transfer, assign, pledge, mortgage, grant a security interest in or otherwise encumber any of their respective shares of capital stock in the Borrower for so long and until the Bridge Loan is fully paid and the Bridge Commitment expires or is otherwise terminated or extinguished.

6.16

Other Agreements.  The Borrower will not enter into or permit to exist any agreement (i) which would cause an Event of Default or a Default hereunder, or (ii) which contains any provision which would be violated or breached by the performance of the Borrower's obligations hereunder or under any of the other Loan Documents.

6.17

Limitation on Other Indebtedness.  The Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind in excess of $100,000 in the aggregate during any fiscal year of the Borrower, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of the Borrower's existing business, or (ii) the Indebtedness.

6.18

Articles of Incorporation/Bylaws and Assumed Names.  The Borrower will not amend, alter, modify or restate its Articles of Incorporation or Bylaws in any way which would (i) change its legal name, re-incorporate in another jurisdiction, reorganize as a different legal entity or adopt a trade name for the Borrower; or (ii) in any manner adversely affect the Borrower's obligations or covenants to the Bank hereunder.

6.19

Ownership and Management.  The Borrower shall not permit any material change in ownership or senior management thereof or any changes in any officer holding the office of President, Secretary or Treasurer of the Borrower.

6.20

Merger, Consolidation, Acquisition.  The Borrower will not merge or consolidate with or into any other Person; or permit any other Person to consolidate with or merge into the Borrower; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; or acquire any properties or assets, other than in the ordinary course of business.

6.21

Contingent Liabilities; Advances.  The Borrower will not, either directly or indirectly, (i) guarantee, become surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (ii) guarantee the payment of any dividends or other distributions, (iii) discount or sell with recourse or for less than the face value thereof, any of its notes receivable, accounts receivable or chattel paper; (iv) loan, agree to loan, or advance money to any Person in an aggregate amount of $50,000 or more at any time; or (v) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business.

6.22

Current Ratio.  The Borrower at all times will maintain a Current Ratio of not less than 1.0:1.0, calculated as of the last day of each fiscal quarter of the Borrower, commencing as of the last day of the fiscal quarter ending June 30, 2004.

6.23

Minimum Tangible Net Worth.  The Borrower at all times will maintain a minimum Tangible Net Worth of $6,000,000, calculated as of the last day of each fiscal quarter of the Borrower, commencing as of the last day of the fiscal quarter ending June 30, 2004.

6.24

Minimum Interest Coverage Ratio.  The Borrower at all times will maintain a minimum Interest Coverage Ratio of not less than 5.0:1.0, calculated as of the last day of each fiscal quarter of the Borrower, commencing as of the last day of the fiscal quarter ending June 30, 2004.

6.25

Subordination.  Repayment of all loans or monetary advances made by any shareholder of the Borrower or any Person to the Borrower, whether evidenced by promissory notes or otherwise (including without limitation those certain promissory notes from the Borrower payable to the order of Stanley McCabe and Rochford Living Trust [collectively, the "Subordinate Notes"]), shall be expressly subordinated in all respects to the repayment of the indebtedness for so long as the Loans remain outstanding, such subordination being in form and content acceptable to the Bank and its legal counsel; provided, however, that so long as no Default or Event of Default shall have occurred hereunder, the Borrower may pay interest only as accrued on the Subordinate Notes.

6.26

Deposit Accounts.  Within thirty (30) days of the Closing Date, the Borrower shall have opened a deposit account with the Bank to be maintained until the later of (i) any balance remains outstanding under the Notes or unexpired Letters of Credit remain outstanding or (ii) the termination of the Commitments.

6.27

Hedging.  If and to the extent the Borrower elects to institute risk management, hedging or other similar forms of price protection for crude oil and natural gas volumes, such devices shall include a "price floor" or comparable financial hedge or risk management agreement acceptable to the Bank in all respects (including, without limitation, price and term), covering a maximum of 75% of the Borrower's aggregate existing oil and gas monthly production (as forecast in the Bank's most recent semiannual engineering valuation pursuant to Article III hereof) for not more than two (2) years, and otherwise in form, content and substance acceptable to the Bank.  The Bank, at its sole discretion, may require the Borrower to hedge a specified percentage of the Borrower's monthly production for a specified period of time, all as determined by the Bank in its good faith discretion.  The Borrower shall not enter into any Prohibited Hedge Transaction, including, without limitation, any financial and physical hedge transactions affecting or covering the same volume of production for concurrent or overlapping periods of time.  The applicable counterparty to any ISDA Agreement shall be acceptable to the Bank and approved thereby in writing.

6.28

Distributions.

For so long as the Bridge Loan is outstanding and the Bridge Commitment remains in effect, the Borrower shall not declare or pay any dividend (cash, stock , in kind or otherwise) or other distributions to any direct or indirect beneficial owner (or affiliate thereof) of any interest in the Borrower; or purchase, redeem, retire or otherwise acquire for value any of the capital stock of the Borrower or equitable interests now or hereafter outstanding or make any distribution of assets to its shareholders as such whether in cash, assets or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any distribution on, for the purchase, redemption or retirement of any capital stock or equitable ownership interests.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Loans to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants as follows:

7.1

Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing under the Laws of the State of Nevada as a corporation and is qualified to conduct business in each jurisdiction where the nature of its business or ownership of property by the Borrower requires such qualification.

7.2

Litigation.  There is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower, which, if adversely determined, would result in a liability of greater than $100,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of the Borrower.  The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

7.3

Conflicting Agreements and Other Matters.  The Borrower is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound.  The Borrower is not a party to any contract or agreement or subject to any charter or other restriction which materially and adversely affects its business, property or assets, or financial condition.  The Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms.  Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal pursuant to any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.

7.4

Financial Statements.  The financial statements of the Borrower furnished to the Bank have been prepared on an accrual basis in accordance with GAAP, show all material liabilities, direct and contingent, and fairly present the financial condition of the Borrower and the results of its operations for the periods then ended, and since such date there has been no material adverse change in the business, financial condition or operations of the Borrower.

7.5

Title to Properties; Authority.  The Borrower has full power, authority and legal right to own and operate the properties which it now owns and operates, and to carry on the lines of business in which it is now engaged, and has good and marketable title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement.  The Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents.  The Borrower further represents to the Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to the Borrower is and shall be deemed encumbered by the Mortgage in all respects.  Stanley McCabe, as Secretary and Treasurer of the Borrower, has all necessary authority and consent of the board of directors of the Borrower to execute and deliver this Agreement and the other Loan Documents and the Security Instruments to the Bank.

7.6

Environmental Representations.  To the best of the Borrower's knowledge:

(a)

The Borrower is not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of the Borrower's properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

(b)

The Borrower has not obtained and is not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

(c)

The Borrower has taken all steps necessary to determine and has determined that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply);

(d)

There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and

(e)

There is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

7.7

Oil and Gas Contracts.  To the best of the Borrower's knowledge, all contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which the Borrower is a party, are valid and effective in accordance with their respective terms, and all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and oil and/or gas sale agreements are in full force and effect and are valid and legally binding obligations of the parties thereto and all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, there is not under any such contract, agreement or lease any existing default by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would not result in losses or damages of more than $50,000 to the Borrower.

7.8

Natural Gas Policy Act and Natural Gas Act Compliance.  To the best of the Borrower's knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of the Borrower's business or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in the Borrower's business or the Collateral do not conflict with or contravene any such Law, rule or regulation.

7.9

Take-or-Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems.  To the best of the Borrower's knowledge, after diligent inquiry, the Borrower has no take-or-pay obligation under any gas purchase agreement which would have a material adverse effect on the Borrower.  The Borrower is not a party to any fixed price contract or nonmarket contract for the sale of oil or gas which would have a material adverse effect on the Borrower.  Neither the Borrower nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would have a material adverse effect on the Borrower.

7.10

 Purposes.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by the Bank, the Borrower will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect.  Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Line Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any Securities Laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

7.11

Compliance with Applicable Laws.  The Borrower is in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted thereby, the violation of which could or would have a material adverse effect on its business condition, financial or otherwise.

7.12

Possession of Franchises, Licenses.  The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and the Borrower is not in violation of any thereof in any material respect.

7.13

Leases, Easements and Rights of Way.  The Borrower enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets.  All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

7.14

Taxes.  The Borrower has filed all Federal, state and other income tax returns which are required to be filed and has paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due.  All Tax liabilities of the Borrower are adequately provided for on the books of the Borrower, including any interest or penalties.  No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

7.15

Disclosure.  Neither this Agreement nor any other Loan Document or writing furnished to the Bank by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to the Borrower and not reflected in the financial statements provided to the Bank which materially adversely affects its assets or in the future may materially adversely affect the business, property, assets or financial condition of the Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

7.16

Ownership of Mortgaged Property.  The Borrower hereby represents, warrants and covenants that as of the Closing Date the Borrower will own the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgage or as listed in the Initial Engineering Report, or both, as represented in writing to the Bank.

ARTICLE VIII

EVENTS OF DEFAULT

8.1

Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a)

The Borrower shall fail to make any monthly payment due on either Note, or fail to pay either Note within five (5) days after the same shall become due and payable (whether by extension, renewal, acceleration, maturity or otherwise); or

(b)

Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made; or

(c)

The Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 8.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after the Borrower shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Bank; or

(d)

The Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit for amounts greater than $100,000) beyond any grace period provided with respect thereto, or shall default in the performance of any other material agreement, term or condition contained in any agreement under which such monetary obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its date of maturity; or

(e)

Any of the following: (i) the Borrower or either Guarantor shall be unable to pay its debts as they mature, or shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating the Borrower or either Guarantor insolvent or an order for relief under the United States Bankruptcy Code is entered with respect to the Borrower or either Guarantor or (iii) the Borrower or either Guarantor shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of the Borrower or either Guarantor or of any substantial part of the assets of the Borrower or either Guarantor or shall commence any proceedings relating to the Borrower or either Guarantor under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against the Borrower or either Guarantor and the Borrower or either Guarantor by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) the Borrower shall fail to make timely payment or deposit of any amount of tax required to be withheld by the Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of the Borrower; or

(f)

Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against the Borrower or either Guarantor and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days.

8.2

Remedies.  Upon the occurrence of any Event of Default referred to in Section 8.1(e) the Commitments shall immediately and automatically terminate, and the Notes and all other Indebtedness shall be immediately due and payable, without notice of any kind.  Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Bank may (i) declare the Commitments terminated or (ii) declare the Commitments terminated and declare the Notes and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Notes and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower.  No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank.  In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of the Borrower owing to the Bank against, and shall have a lien upon and security interest in, all property of the Borrower in the Bank's possession at or subsequent to such default, regardless of the capacity in which the Bank possesses such property, including but not limited to any balance or share of any deposit, demand, collection or agency account.  At any time after the occurrence of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Bank at the expense of the Borrower.  The Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

9.1

Notices.  Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to the Borrower, to:

Arena Resources, Inc.

4920 South Lewis, Suite 107

Tulsa, Oklahoma 74105

Attention:  Mr. Stanley McCabe

      Secretary/Treasurer

If to the Bank, to:

MidFirst Bank

321 South Boston Avenue, Suite 104

Tulsa, Oklahoma 74103

Attention:  Mr. Christopher Cardoni

      Assistant Vice President

All notices, requests, consents and demands hereunder will be effective when hand-delivered by the Bank to the applicable notice address of the Borrower or when mailed by certified mail, postage prepaid, addressed as aforesaid by either party hereto.

9.2

Place of Payment.  All sums payable hereunder shall be paid in immediately available funds to the Bank, at its main Tulsa, Oklahoma banking offices at 321 South Boston Avenue, Suite 104, Tulsa, Oklahoma 74103, or at such other place as the Bank shall notify the Borrower in writing.  If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

9.3

Survival of Agreements.  All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents.  All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.

9.4

Parties in Interest.  All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Bank.

9.5

Governing Law.  This Agreement, the Notes and the Security Instruments shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

9.6

SUBMISSION TO JURISDICTION.  THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OR ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BANK OR ANY HOLDER OF THE LINE NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

9.7

Maximum Interest Rate.  Regardless of any provision herein, the Bank shall never be entitled to receive, collect or apply, as interest on the Indebtedness any amount in excess of the maximum rate of interest permitted to be charged by the Bank by applicable Law, and, in the event the Bank shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if the other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrower.

9.8

No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank.  The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law.  No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Bank.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

9.9

Costs.  The Borrower agrees to promptly pay to the Bank on demand all recording fees and filing costs and all reasonable attorneys fees and legal expenses incurred or accrued by the Bank in connection with the preparation, negotiation, closing, administration of any amendment, waiver, consent or modification to and of the Loan Documents and the filing and recording of any amendment or modification to and of the Security Instruments.  In any action to enforce or construe the provisions of this Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all costs and expenses related thereto.

9.10

Headings.  The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

9.11

Severability.  The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

9.12

Exceptions to Covenants.  The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.13

NO ORAL AGREEMENTS.  THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.14

WAIVER OF JURY TRIAL.  THE BORROWER FULLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY REGARDLESS OF THE PARTICULAR COURT OR FORUM WITH RESPECT TO ANY CLAIM, ACTION, COUNTERCLAIM OR DEFENSE WHATSOEVER OF THE BANK OR THE BORROWER, WHETHER OR NOT SUCH CLAIM, ACTION, COUNTERCLAIM OR DEFENSE RELATES OR PERTAINS TO THE NOTES, THE COMMITMENTS, THE MORTGAGE OR THIS LOAN AGREEMENT.  THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.15

Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.16

USA PATRIOT Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Borrower: When a borrower opens an account, the Bank will ask for the borrower's name, residential address, tax identification number, and other information that will allow the Bank to identify the borrower, including the borrower's date of birth if the borrower is an individual.  The Bank may also ask, if the borrower is an individual, to see the borrower's driver's license or other identifying documents, and, if the borrower is not an individual, to see the borrower's legal organizational documents or other identifying documents.  The Bank will verify and record the information the Bank obtains from the borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered to the Bank in Tulsa, Oklahoma as of the day and year first above written by the undersigned duly authorized officer and manager thereof.

ARENA RESOURCES, INC.

a Nevada corporation

By_________________________________

Stanley McCabe,

Secretary and Treasurer

"Borrower"

1343090.6

MIDFIRST BANK

By_________________________________

Christopher Cardoni,

Assistant Vice President

"Bank"

13430906

EXHIBIT A

Line Note

EXHIBIT B

LIBOR Option Rate Sheet